Exhibit 4.34

TAL Education Technology (Jiangsu) Co., Ltd.

(好未来教育科技(江苏)有限公司)

and

Beijing Xueersi Education Technology Co., Ltd.

(北京学而思教育科技有限公司)

(as Borrowers)

Shanghai Pudong Development Bank Co., Ltd., Zhenjiang Branch

(上海浦东发展银行股份有限公司镇江分行)

(as Lead Manager)

Shanghai Pudong Development Bank Co., Ltd., Zhenjiang Branch

(上海浦东发展银行股份有限公司镇江分行)

China Merchants Bank, Zhenjiang Branch

(招商银行股份有限公司镇江分行)

and

China Minsheng Banking Corp, Shanghai Pilot Free Trade Zone Branch

(中国民生银行股份有限公司上海自贸试验区分行)

(as Lenders)

Shanghai Pudong Development Bank Co., Ltd., Zhenjiang Branch

(上海浦东发展银行股份有限公司镇江分行)

(as Agent)

and

Shanghai Pudong Development Bank Co., Ltd., Zhenjiang Branch

(上海浦东发展银行股份有限公司镇江分行)

(as Security Agent)

Regarding

TAL Zhenjiang Education Base Phase I Construction Project RMB 1,800,000,000 Fixed Asset Syndicated Loan Contract

Dated: 19 December 2019

9.3	Taxes Certificate	23
9.4	Stamp Taxes	23
X	Cost Increase	23
10.1	Notice of Cost Increase	23
10.2	Compensation	24
XI.	Law Change	24
11.1	Notice of Law Change	24
11.2	Cancellation and Prepayment	24
XII.	Mitigation of Loss	25
12.1	Mitigation of Loss	25
12.2	Obligation Restriction	25
XIII.	Representations	26
XIV.	Covenants	28
14.1	Positive Obligations	29
14.2	Restrictions	32
XV.	Events of Default	33
15.1	Events of Default	33
15.2	Remedy of Syndicate Members	35
XVI.	Relationship Among the Syndicate Members	36
16.1	Appointment of Agent and Security Agent	36
16.2	Agency Relationship	37
16.3	Responsibilities of Agent and Security Agent	37
16.4	Rights of Agent and Security Agent	38
16.5	Independent Credit Assessment	39
16.6	Agent, Security Agent and Lead Manager as Lenders	39
16.7	Syndicate Meeting	40
16.8	Lenders' Compensation	42
16.9	Resignation of the Agent and Security Agent	43
16.10	Deduction by the Agent or Security Agent	43
16.11	Other business	44
16.12	Dealings with Lenders	44
XVII	Expense and Indemnity	44
17.1	Syndicate Costs	44
17.2	Compensation for Damage	44
17.3	Monetary Compensation	45
17.4	Calculation Basis	45
17.5	Exemption from Compensation	45
XVIII	Transfer	46
18.1	Transfer by the Borrowers	46
18.2	Transfer by the Lenders	46
18.3	Entry into Force of Transfer	46
18.4	Binding Force of Transfer	46
18.5	Consequences of Transfer	46
18.6	Exemption of the Transferer	46

18.7	Further Exemption of the Transferer	47
18.8	Bookkeeping and Archiving	47
18.9	Change Managing Bank	47
XIX.	Relationship Between the Rights and Obligations of Syndicate Members	47
19.1	Independence of Obligations	47
19.2	Independence of Rights	47
XX.	Confidentiality Obligations	48
20.1	Scope of Confidentiality	48
20.2	Other Disclosures	48
20.3	Replacement	49
20.4	Information Collection	49
XXI.	Amendment and Immunity	49
21.1	Application and Consent for Amendment or Immunity	49
21.2	Written Amendment	50
21.3	Consent of the Agent	50
XXII.	Notices	50
22.1	Through the Agent	50
22.2	Notification Mode	50
22.3	Service of Notices	51
22.4	Address Change	51
22.5	Language of Notices	51
XXIII.	Proof of Debts	51
XXIV.	Accumulation of Rights and Independence of Terms	51
24.1	Accumulation of Rights	52
24.2	Independence of Terms	52
XXV.	Contract Text	52
25.1	Language	52
25.2	Original	52
XXVI.	Applicable Law and Dispute Resolution	52
26.1	Applicable Law	52
26.2	Dispute Resolution	52
26.3	Waiver of Immunities	52
XXVII.	Entry into Force	53
Exhibit I	Initial Commitments of Lenders	54
Exhibit II	Form of Document Acknowledgment	55
Exhibit III	Form of Transfer Certificate	55
Exhibit IV	Accounts	55
Exhibit V	Form of Notice of Utilisation	55
Signature Page

This Contract is executed by and among the following parties in [Zhenjiang] on [19 December 2019]:

I.	TAL Education Technology (Jiangsu) Co., Ltd. (好未来教育科技(江苏)有限公司) as the Borrower A (“Borrower A”)

Registered Office:	Tower B, Twin Tower, 466 Ding Mao Zhi Hui Avenue, New District, Zhenjiang
Legal Representative:	FAN Baorong (樊保荣)

II	Beijing Xueersi Education Technology Co., Ltd. (北京学而思教育科技有限公司) as Borrower B (“Borrower B”, jointly and severally referred to as “Borrowers” along with Borrower A)

Registered Office:	Suite 102, 1/F, Tower A, Zhong Ding Tower, 18 North No.3 Ring West Road Jia, Haidian District, Beijing
Legal Representative:	FAN Baorong (樊保荣)

III	Shanghai Pudong Development Bank Co., Ltd., Zhenjiang Branch (上海浦东发展银行股份有限公司镇江分行) as Lead Manager (“Lead Manager”)

Registered Office:	11 Changjiang Road, Zhenjiang
Person in charge:	ZHANG Taiyuan (张太元)

IV	Shanghai Pudong Development Bank Co., Ltd., Zhenjiang Branch (上海浦东发展银行股份有限公司镇江分行) as Agent (“Agent”)

Registered Office:	11 Changjiang Road, Zhenjiang
Person in charge:	ZHANG Taiyuan (张太元)

V	Shanghai Pudong Development Bank Co., Ltd., Zhenjiang Branch (上海浦东发展银行股份有限公司镇江分行) as Security Agent (“Security Agent”)

Registered Office:	11 Changjiang Road, Zhenjiang

Person in charge:	ZHANG Taiyuan (张太元)

VI	The following financial institutions, as Lenders (“Initial Lenders”)

Shanghai Pudong Development Bank Co., Ltd., Zhenjiang Branch (上海浦东发展银行股份有限公司镇江分行)
Registered Office:	11 Changjiang Road, Zhenjiang
Person in charge:	ZHANG Taiyuan (张太元)

China Merchants Bank Co., Ltd., Zhenjiang Branch (招商银行股份有限公司镇江分行)
Registered Office:	Building 169, Block 1, City of Charm, 10 Tanshan Road, Runzhou District, Zhenjiang
Person in charge:	ZHUANG Li (庄立)
Managing Bank:	China Merchants Bank Co., Ltd., Zhenjiang New District Sub-branch (招商银行股份有限公司镇江新区支行)
Registered Address of Managing Bank:	126 Zhaosheng Road, Da Gang Town, New District, Zhenjiang
Person in charge of Managing Bank:	HU Wei (胡巍)

China Minsheng Banking Corp., Ltd Shanghai Pilot Free Trade Zone Branch (中国民生银行股份有限公司上海自贸试验区分行)
Registered Office:	40/F, 100 South Pudong Road, Pudong New District, Shanghai
Person in charge:	OUYANG Yong (欧阳勇)

WHEREAS:

For the development and construction of TAL Zhenjiang Education Base Phase I Project, the Borrowers intend to apply for a fixed asset loan with Initial Lenders.

Upon friendly and equal consultation, based on true expression of intentions, the Parties execute this Contract as follows for the mutual observance.

I.	Definitions and Interpretation
1.1	Definitions

In this Contract:

Guarantee Contract	means Guarantee Contract I and Guarantee Contract II.
Guarantee Contract I	means a Guarantee Contract executed by and between Guarantor A and Security Agent on or about the date hereof.
Guarantee Contract II	means a Guarantee Contract executed by and between Guarantor B and Security Agent on or about the date hereof.
Guarantors	means Guarantor A and Guarantor B.
Guarantor A	means Beijing Century TAL Education Technology Co., Ltd. (北京世纪好未来教育科技有限公司).
Guarantor B	means Beijing Xin Tang Si Chuang Education Technology Co., Ltd. (北京新唐思创教育科技有限公司).
Fiscal Year	means January 1 (inclusive) each calendar year to December 31 (inclusive) of that calendar year.
Commitment Ratio	with respect to each Lender, means the ratio between then Commitment of such Lender to then Total Commitments.
Commitment	means:
1. with respect to each Initial Lender, Initial Commitment minus its portion in all Loans that have been utilised and then minus its portion of amount cancelled or transferred hereunder; or

2.

with respect to each Transferee, the Commitment transferred to it under Article 18 (Transfer), minus its portion in all Loans that have been utilised and then minus its portion of amount cancelled or transferred hereunder.

Initial Commitment	means the Initial Commitment of each Initial Lender specified in Article 2 (Commitment) and Exhibit 1 (Initial Commitments of Lenders).
Lender	means Initial Lenders and/or Transferee.
Interest Rate	with respect to each Loan, means the annual interest rate specified in Article 5.1 (Interest Rate) herein.
Outstanding Loan	means the total amount of Loans that have been drawn down but not repaid by the Borrowers.
Loans	means any principal of Loans that have been or to be drawn down hereunder.
Loans Account	means such account as specified in Exhibit 4 (Accounts) hereof.
Agent	Shanghai Pudong Development Bank Co., Ltd., Zhenjiang Branch or Successor Agent.
Agent Payment Account	means such account as specified in Exhibit 4 (Accounts) hereof.
Guarantee Contract	means Guarantee Contract, Mortgage Contract and/or Custody Contract.
Guarantor	means Guarantor and/or Mortgagor.
Security Interest

means any mortgage, pledge, lien, deposit or any agreement or arrangement with effect or purpose of Security (whether or not such agreement or arrangement is concluded or interpreted in accordance with PRC laws).

Mortgage Contract

means the Land Use Right Mortgage Contract executed by and between the Mortgagor and Security Agent on or about the date hereof, and subsequent Completion Mortgage Contract and Construction in Progress Mortgage Contract.

Mortgagor	means Borrower A, TAL Education Technology (Jiangsu)

Co., Ltd.
Majority Lenders	At any time, means:
1. one or more Lenders whose Commitment Ratio reaches 66⅔% or more prior to expiration (inclusive) of Availability Period;
2. one or more Lenders whose percentage in Total Credit Line reaches 66⅔% or more after the expiration of Availability Period.
Penalty Interest Rate	means Overdue Penalty Interest Rate and/or Misappropriation Penalty Interest Rate.
Fee Letter	means Fee Letter in relation to Transaction hereunder executed by the Borrowers and related parties.
Interest Payment Date	the next day upon expiration of each Interest Period.
Liabilities	mean all obligations of Borrowers of payment or repayment of whatever nature or form, as principal or guarantor, whether actual or contingent, whether mature or not.
Repayment Date	means each date to repay the Loan as specified in Article 6 (Repayment).
Benchmark Interest Rate	with respect to each Loan, LPR of five years or longer tenor published by National Inter-Bank Funding Center on each Interest Rate Determination Date.
Custody Contract	means Custody Contract I and Custody Contract II.
Custody Contract I	means the Account Custody Contract executed by and among Borrower A, Security Agent and account bank designated by the Agent on or about the date hereof.
Custody Contract II	means the Account Custody Contract executed by and among Borrower B, Security Agent and account bank designated by the Agent on or about the date hereof.
Interest Settlement Date	means the twentieth (20th) day of the last month in each quarter and the interest shall be settled quarterly.
Account of Counterparty of Borrowers	means such account as notified by the Borrowers to the Agent.

Managing Bank	the managing institution performing this Contract of any Syndicate Member specified herein, including the Managing Bank changed in accordance with Article 18.9 (Change Managing Bank).
Accounting Principles	means the Accounting Principles in line with PRC laws and regulations and generally accepted in China.
Grace Period	means thirty-six (36) months upon expiration of the First Utilisation Date.
Interest Rate Determination Date

with respect to Loans, means (i) on the First Utilisation Date, the date of LPR of five years or longer tenor loan published by National Inter-Bank Funding Center in the calendar month prior to the First Utilisation Date shall be the Interest Rate Determination Date on the Utilisation Date, and (ii) as of the First Utilisation Date, the date of LPR of five years or longer tenor loan published by National Inter-Bank Funding Center in the calendar month in each year corresponding to the calendar month of the Interest Rate Fixing Date on the Utilisation Date.

Interest Period	The term specified in accordance with Article 5.4 (Interest Period) herein.
Potential Event of Default	means any event or condition that will constitute Event of Default upon expiration of remedy period, notice or any decision or other event and/or similar events.
PBOC	means the People’s Bank of China.
RMB	means the statutory currency of China.
Finance Documents	include this Contract, any Fee Letter, each Guarantee Contract and each Transfer Certificate (if any) and other documents designated as Finance Documents by the Agent and the Borrowers.
Effective Date	has the mean ascribed to it in Article 27 (Entry into Force) herein.
AMR	means State Administration of Market Regulation, local Administration of Market Regulation and/or its branches.
First Utilisation Date	means the date on which the Borrowers first utilise Loans. To avoid any doubt, the Borrowers shall utilise Loans within

12 months upon execution hereof.
Taxes

The tax, levy, duty, withholding tax imposed by the tax, fiscal or other administrative authority of any jurisdiction or taxes and fees of other similar nature and penalty and interest payable for delay in payment of the foregoing amount.

Tax Bureau	means State Administration of Taxation, local tax bureau and/or its branches.
Availability Period	means thirty-six (36) months upon expiration of the First Utilisation Date.
Utilisation Date

means the date on which the Borrowers utilise the Loans in the Availability Period. If the actual Utilisation Date is different from such date as specified in the Notice of Utilisation to utilise such Loans, it shall be the date on which such Loans is transferred to the Loan Account.

Notice of Utilisation	with respect to the utilisation of each Loan, means a Notice of Utilisation filled in and submitted by the Borrowers as provided herein.
Events of Default	means any event or circumstance specified in Article 15.1 (Events of Default).
Document Acknowledgment	means a Document Acknowledgment signed and submitted by the Borrowers substantially in the form and substance required in Exhibit 2 (Form of Document Acknowledgment).
Project	means TAL Zhenjiang Education Base Phase I Construction Project.
Business Day

a day when each Syndicate Member opens for general corporate banking business (other than Saturday and Sunday (not including working Saturdays and Sundays for off duty in lieu according to State regulation) and other statutory holidays).

Syndicate Members	mean Lead Manager, each Lender, Agent and/or Security Agent.
Syndicate Member Account	means such account of each Syndicate Member as specified in Exhibit 4 (Accounts of Parties) hereof.

Material Adverse Effect

means Material Adverse Effect on any of the following aspects on the Borrowers or any Guarantor:

1.

business, financial condition, operation, capability of performance, assets or prospect of the Borrowers or any Guarantor;

2.

the ability of the Borrowers or any Guarantor under any Finance Documents to which it is a party; or

3.

the legality, validity or enforceability of any of the Finance Documents, or sequence of claims under Finance Documents or the rights or remedies of any Syndicate Member under any Finance Document.

PRC	means the People's Republic of China, for the purpose of this Contract only, excludes Hong Kong SAR, Macau SAR and Taiwan.
Certified Public Accountants	mean Certified Public Accountants qualified for practising in China as approved by the Agent and in good standing.
Transfer Certificate	means a transfer document signed and submitted by the Transferer, Transferee and Agent substantially in the form and substance of Exhibit 3 (Form of Transfer Certificate).
Total Commitments	means the total Commitment of each Lender.
Total Credit Line	means Total Commitments plus Outstanding Loan.

1.2	Interpretation

In this Contract:

1.	Content and headings are for convenience only and shall be disregarded in interpreting this Contract.
2.	“Assets” shall be interpreted as including all current and future tangible and intangible assets, properties, incomes, revenues, accounts receivables and other interests.
3.	“Person” shall include any natural person, company, partnership, enterprise or any other legal person or unincorporated organisation or legal entity.
4.	an Event of Default last means such Event of Default has occurred and has not been terminated or fully cured or exempted hereunder.
5.	One month means a period starting from one day in a calendar month and ending on a corresponding day in the next calendar month; but if the next calendar month has no such corresponding day, such period shall end on the last day of the following calendar month.

6.

The winding-up, dissolution, liquidation, bankruptcy, reorganisation, settlement and restructuring shall include any same or similar legal proceedings conducted according to the laws of the place of its incorporation or business, “starting” such legal proceedings include starting such legal proceedings through its resolution or upon application by any other person.

7.	Any reference to one party hereto or any other person includes its legal successors and transferees.
8.	This Contract, any other agreement or document shall include these documents and any amendment, revision, replacement or supplement thereto as provided therein.
II	Facility

All Lenders agree to provide a mid and long-term facility with the total principal no more than RMB 1,800,000,000 to the Borrowers as provided herein.

The Initial Commitment of each Initial Lenders is specified in Exhibit 1 (Initial Commitments of Lenders).

III	Purpose
3.1

The Borrowers shall use each Loan to be utilised for the purpose of development and construction of the Project; provided that the usage of Loans shall comply with relevant laws and regulation, the policy of the State and applicable rules of the Lenders.

3.2

The Borrowers shall use each Loan actually for the purpose stipulated herein and without prior written consent from the Agent (as decided by the Majority Lenders), the Borrowers shall not change the purpose of Loans.

3.3	Notwithstanding Article 4.3.5 and Article 14.1.12 (Positive Obligations), no Syndicate Member shall have any liability for actual usage of each Loan by the Borrowers.
IV	Utilisation
4.1	Utilisation

Subject to Articles 4.2 and 4.3 below, the Borrowers shall utilise the Loans based on the progress in development and construction of the Project. Each Borrower is severally and jointly obligated to repay hereunder. To avoid any doubt, any Borrower shall be severally and jointly liable for all or any part of the outstanding amount under credit line of the other Borrower, whether or not the Borrower requested to repay actually utilised or used the amount under relevant credit line, and whether or not the Borrower requested to repay knows the actual purpose of the Loans.

4.2	Conditions Precedent to First Utilisation
1.

Unless the Agent confirms to the Borrowers and each Lender that it has received the following documents to the satisfaction of the Majority Lenders in form and substance, the Borrowers may not submit the first Notice of Utilisation to the Agent. After the Agent receives the foregoing documents, it shall notify the Borrowers and each Lender promptly. If the foregoing conditions are not satisfied, the Borrowers may not utilise the Loan.

(1)	Each original Finance Documents (other than Construction in Progress Mortgage Contract and Completion Mortgage Contract) duly executed and effective.
(2)

a Document Acknowledgment signed by the legal representative or authorised signatory of the Borrowers and the original or photocopy of the following documents (in case of photocopy, the copy shall be affixed with a common stamp of the Borrowers or (as applicable) relevant Guarantors:

1)	Business License for enterprise legal person specifying the latest uniform social credit code of the Borrowers and each Guarantor issued by AMR.
2)	the Shareholders Agreement or Joint Venture Contract (as supplemented and amended from time to time) (if any) of the Borrowers and each Guarantor.
3)	the latest Articles of Association of the Borrowers and each Guarantor (as supplemented and amended from time to time).
4)

the list of current shareholders of the Borrowers and each Guarantor and corresponding signature specimen of shareholders who sign on the resolutions provided by the Borrowers and each Guarantor according to following item 7) and 8).

5)	Identity certificate of the legal representative of the Borrowers and each Guarantor.
6)	Capital Verification Report issued by the Certified Public Accountant to confirm the registered capital of the Borrowers has been paid according to its Articles of Association.
7)	The original resolution of the following contents approved by shareholders' meeting of the Borrowers:

(a)	to approve the Finance Documents to which it is a party and approve the execution and performance of such Finance Documents by the Borrowers;
(b)	to authorise relevant persons to execute on behalf of the Borrowers the Finance Documents to which it is a party; and
(c)	to authorise relevant persons to execute on behalf of the Borrowers all documents and notices under the Finance Documents to which it is a party.
8)	The original resolution of the following contents approved by the shareholders of each Guarantor:
(a)	to approve the terms of Guarantee Contract to which such Guarantor is a party and approve the execution and performance of such Guarantee Contract by such Guarantor;
(b)	to authorise relevant persons to execute on behalf of such Guarantor the Guarantee Contract to which it is a party; and
(c)	to authorise relevant persons to execute on behalf of such Guarantor all documents and notices under the Guarantee Contract to which it is a party.
9)	identity certificate and signature specimen of the legal representative or authorised signatory of the Borrowers and each Guarantor.
10)	the latest annual financial statement or audited financial statements of the Borrowers and each Guarantor.
11)	materials on the actual progress of the Project confirmed in writing by the Agent (as instructed by all Lenders).
12)	approval document or consent from the government authority or other competent authority required for the Finance Documents and the transaction thereunder.
(3)

the original Letter of Legal Opinions issued by King & Wood Mallesons to Syndicate Members in relation to the Finance Documents; the original Conditions Precedent Confirmation issued by King & Wood Mallesons stating that the Conditions Precedent to First Utilisation has satisfied formal requirements.

(4)	the original certificate to certify the mortgage on land use right under Mortgage Contract has been registered.

(5)	all amounts payable by the Borrowers under Article 17 (Expense and Indemnity) have been paid.
2.

After receiving the documents specified in paragraph 1 in this Article, the Agent shall circulate the photocopy of a scanned copy of such document to each Lender within five (5) Business Days, and the Agent shall carry out a formal examination of the conditions precedent documents submitted by the Borrowers at the same time and confirm whether the form complies with the foregoing paragraph 1. Each Lender shall notify the Agent whether it accepts the form and substance of such documents within five (5) Business Days after receiving such documents. Lenders shall be deemed to have accepted the format and substance of such documents if it fails to notify the Agent whether it accepts them or not within the aforementioned five (5) Business Days.

3.

After the Conditions Precedent to the first utilisation set forth in this Article is satisfied, the Agent shall notify the Borrowers that it may give a Notice of Utilisation. The Borrowers shall give the Notice of Utilisation to the Agent at least ten (10) Business Days prior to the scheduled Utilisation Date set forth in the Notice of Utilisation.

4.

The Agent shall forward a hard copy or a scanned soft copy of the Notice of Utilisation to each of the Lenders within three (3) Business Days upon the receipt of such Notice of Utilisation and notify each of the Lenders of its Commitment Ratio and the amount.

5.	The Agent shall properly keep the originals of each Finance Documents and documents pertaining to relevant utilisations.
4.3	Conditions Precedent to Each Utilisation

Upon satisfaction of each of the following conditions, each Lender shall disburse each Loan through the Agent in accordance with the Commitment Ratio notified by the Agent pursuant to Article 8.1 (Disbursement of Loans) hereof.

1.

The Borrowers have submitted to the Agent the Notice of Utilisation in accordance with this Contract ten (10) Business Days prior to the scheduled Utilisation Date set forth in the Notice of Utilisation, and the Agent is satisfied with the format and substance of the Notice of Utilisation.

2.

On the date of the Notice of Utilisation for the Loans and the scheduled Utilisation Date set forth therein, all factual statements made by the Borrower in Article 13 (Representations) hereof are true and accurate with respect to the facts and circumstances then existing.

3.	No Event of Default or Potential Event of Default shall have occurred or persisted, and the utilisation of the Loans will not give rise to any Event of Default or Potential Event of Default.
4.	None of the circumstances set forth in the Article 5.2.2 and Article 8.2.4 hereof has occurred.

5.

The self-raised funds of the Project shall not be less than 40.26% of the total investment amount of the Project, among which the Project Capital (to account under the title of Owner's Equity) shall not be less than 35% of the total investment amount of the Project (where the total investment amount reaches RMB 3.012 billion, the self-raised funds shall not be less than RMB1.21285 billion, among which the capital funds (to account under the title of Owner's Equity) shall not be less than RMB1.0545 billion). In the case that the self-raised funds are in place before the Loans are in place, the Borrowers shall provide a special audit report to prove that its capital funds are in place, and the actual progress of the Project is consistent with its investment amount.

6.

The Agent has received certificates and receipts pertaining to Project development and construction, such as the project approval report, environmental assessment report, state-owned land use right certificate, the permit for construction land planning, the permit for construction project planning, and construction permit etc., and such documents and certificates are complete and valid, in the format and content satisfactory to the Agent.

7.

The Mortgagor and the Security Agent have jointly applied for the mortgage registration of the Project in progress agreed in the Mortgage Contract to the Real Property Registration Departments at the place where the Project is located; where the Project satisfies the conditions for the mortgage registration of the Project in progress required by the local Real Property Registration Department, the Mortgagor shall submit the originals of the relevant registration documents to the Agent; upon completion of the Project, real property mortgage registration formalities for the Project shall be completed, and the originals of the relevant registration documents shall be submitted to the Agent.

8.	None of the circumstances set forth in Article 7.5.2 hereof has occurred.
V	Interest
5.1	Interest Rate

The interest rate of each Loan hereunder shall be the Benchmark Interest Rate on each Interest Rate Determination Date minus 39 BPSo on each Interest Rate Determination Date. If the Benchmark Interest Rate is adjusted, then the loan interest rate shall be adjusted accordingly pursuant to the change in Benchmark Interest Rate from the first day of the immediately following Interest Period after such change. On each Interest Rate Determination Date, the Agent shall determine the applicable Interest Rate or Penalty Interest Rate in accordance with the terms and conditions hereof and shall notify the Borrowers and the Lenders immediately after such determination. For the avoidance of doubt, failure by the Agent to provide such notice for interest rate adjustment shall not release the Borrowers from its obligation to pay interests payable as set forth herein.

5.2	Penalty Interest Rate

1.

If the Borrowers fails to pay any amount due and payable pursuant to this Contract, interests shall be calculated based on such amount at 150% of the Interest Rate (the “Overdue Penalty Interest Rate”) from the normal due date until the date on which all amounts are paid.

2.

If the Borrowers misappropriate any Loan, the interest on such Loan shall be calculated based on such amount at 200% of the Interest Rate (the “Misappropriation Penalty Interest Rate”) from the date of misappropriation to the date of settlement of such misappropriation.

3.	If the same Loan is overdue and misappropriated, the applicable Penalty Interest Rate shall be the higher one.

4.With respect to the interests accrued on the basis of either the Overdue Penalty Interest Rate or the Misappropriation Penalty Interest Rate (the “Penalty Interest”), the same provisions of Article 5.4 hereof shall apply to such Interest Period. The first Interest Period shall start from the due date of payment in respect of any amount hereunder and end with the Interest Settlement Date immediately following (excluding such date). If the Borrowers fail to pay Penalty Interest on the Repayment Date, the Lender shall calculate and collect compound interest on the Penalty Interest as the principal in accordance with the Overdue Penalty Interest Rate or theMisappropriation Penalty Interest Rate during the next Interest Period.

5.	The Lender's right to collect such penalty interest shall not prejudice its other rights or remedies under any Finance Documents or applicable law.
5.3	Alternative Interest Rate
1.

The Agent shall give market disruption notices to the Borrowers and each Lender promptly upon becoming aware of the following events (“Market Disruption Event”), which shall set out the relevant Market Disruption Events and all information on which it is involved in reasonable detail:

(1)

Due to changes in relevant laws and regulations after the date hereof, the Benchmark Interest Rate is no longer permitted to be used as the interest rate for RMB-denominated loans or similar financing for reference; or

(2)	There is no Benchmark Interest Rate for reference on the Interest Rate Determination Date.
2.

Within thirty (30) Business Days of such market disruption notices, the Borrowers and the Agent (as determined by all the Lenders) shall negotiate in good faith an alternative basis for determining the interest rate.

3.

Within such thirty (30) Business Days, the Borrowers and the Agent (as determined by all the Lenders) shall agree in writing on the alternative basis, which shall be binding on each of the Lenders and the Borrowers and shall come into effect, in accordance with its terms and conditions, on the date on which such Market Disruption Event occurs or another date otherwise as agreed by the Borrowers and the Agent (as determined by all the Lenders).

4.

If no alternative basis is agreed in writing between the Borrowers and the Agent (as determined by all the Lenders) within such thirty (30) Business Days and the Borrowers are required to pay interest within such thirty (30) Business Days, the Interest Rate applicable as from the date of the occurrence of the Market Disruption Event shall be the cost of funds of the Lenders notified to the Borrowers.

5.

During the period in which the alternative basis remains in force, the Borrowers and the Agent (as determined by all the Lenders) shall regularly consult to determine whether the relevant Market Disruption Event is still continuing and the earliest possible date on which the alternative basis should no longer be in force. If the Market Disruption Event ceases to exist, the Benchmark Interest Rate shall apply again immediately from the first day of the next Interest Period unless otherwise required by relevant laws and regulations.

5.4	Interest Period
1.

Interests of a Loan shall be calculated for specific successive periods (“Interest Periods”) prior to repayment of the Loan. Unless otherwise agreed herein, each Interest Period shall be three (3) months.

2.	Under this Contract:
(1)

The first Interest Period for each Loan hereunder shall start from the Utilisation Date (including the date) and end on the Interest Settlement Date immediately following the Utilisation Date (excluding the date). Each Interest Period thereafter shall start from the last day of the immediately preceding Interest Period for such Loan and end on the Interest Settlement Date immediately following (excluding the day).

(2)	The amount of each Loan utilised after the first utilisation shall be consolidated with the amount of the Loan existing before it and at the end of its first Interest Period.
(3)

The first Interest Period for each Loan utilised hereunder shall start from the last Interest Settlement Date (including the date) and end on the Interest Settlement Date immediately following (excluding the date).

(4)	The last Interest Period of the Loans shall end on the last Repayment Date (excluding that date).
3.

If the original Interest Payment Date is not a Business Day, such date shall be extended to the nearest Business Day within that calendar month (if any) or advanced to the nearest Business Day within that calendar month (if there is no Business Day thereafter in that calendar month)/ advanced to the nearest Business Day before that Non-business Day.

5.5	Interest Accrual
1.

Interest and/or Penalty Interest accrued on any Loan hereunder shall be calculated on a daily basis in accordance with the number of days during which the Loan is disbursed, and the daily interest rate/ the daily Penalty Interest Rate; daily interest rate/ daily Penalty Interest Rate is equal to the corresponding annual interest rate/360.

2.

On each Interest Rate Determination Date, the Agent shall determine the applicable Interest Rate in accordance with the terms and conditions hereof and shall notify the Borrowers and each Lender immediately after such determination.

5.6	Payment of Interest
1.	The Borrowers shall pay interest accrued in accordance with this Contract on each Interest Payment Date.
2.	The Agent shall five (5) Business Days prior to each Interest Payment Date notify the Borrowers of the amount of interest and/or penalty interest payable on each Interest Payment Date.
VI	Repayment
6.1	Loan Term
1.

The Loan Term hereunder shall be ninety-six (96) months commencing from and the First Utilisation Date (including the Date, hereinafter referred to as “Loan Term”). The Borrowers shall, before the end of the Loan Term, repay all debts hereunder in accordance with the terms and conditions hereof.

2.	Any extension of the Loan Term shall be subject to the consent of all the Lenders.
6.2	Repayment

The Borrowers shall make repayments on each Repayment Date in accordance with the following repayment schedule.

Repayment Date	Amount of Repayment
The date of the 6th month after the expiry of the Grace Period	2.5% of the loan principal in total
The date of the 12th month after the expiry of the Grace Period	2.5% of the loan principal in total
The date of the 18th month after the expiry of the Grace Period	5% of the loan principal in total
The date of the 24th month after the expiry of the Grace Period	5% of the loan principal in total

The date of the 30th month after the expiry of the Grace Period	10% of the loan principal in total
The date of the 36th month after the expiry of the Grace Period	10% of the loan principal in total
The date of the 42nd month after the expiry of the Grace Period	15% of the loan principal in total
The date of the 48th month after the expiry of the Grace Period	15% of the loan principal in total
The date of the 54th month after the expiry of the Grace Period	17.5% of the loan principal in total
The date of the 60th month after the expiry of the Grace Period	17.5% of the loan principal in total

VII	Prepayment and Cancellation
7.1	Voluntary Repayment
1.

When the Borrower intends to repay all or part of the Outstanding Loan in advance, it shall submit a Prepayment Notice (“Prepayment Notice”) to the Agent no later than thirty (30) Business Days before the intended Prepayment Date and obtain its written consent (based on the decision of all Lenders).

2.	Prepayment Notice shall specify the amount and date of the intended prepayment.
3.	For part of the Outstanding Loan, the amount prepaid shall be no less than RMB 10,000,000 and shall be an integral multiple of RMB 10,000,000.
4.	All interests and/or interest penalties incurred up to the Prepayment Date shall be paid off together with the prepayment principal.
5.

The prepayment shall offset the principal of the Outstanding Loan in reverse order in accordance with the expiry order of the relevant Outstanding Loan listed in Article 6 (Repayment) hereof, and the later due loan shall be repaid firstly.

6.	Any prepayment shall not be withdrawn again.
7.	The Borrowers have no right to withdraw any Prepayment Notice it has issued; the Borrowers shall prepay at the Prepayment Date specified in the Prepayment Notice.
7.2	Voluntary Cancellation
1.

When the Borrowers intend to cancel all or part of the Total Commitments, it shall submit a Cancellation Notice (“Cancellation Notice”) to the Agent no later than thirty (30) Business Days before the intended Cancellation Date and obtain its written consent (based on the decision of all Lenders).

2.	Cancellation Notice shall specify the amount and date of the intended cancellation.
3.	For part of the Total Commitments, the cancelled amount shall be no less than RMB 50,000,000 and shall be an integral multiple of RMB 10,000,000.
4.	The cancellation shall take effect on the cancellation date specified in the Cancellation Notice. The date shall be a Business Day during the Availability Period.
5.	If the Total Commitments are cancelled, the proportion of the Commitments of each Lender shall decrease correspondingly from the effective date of the cancellation.
6.	Any cancelled Total Commitments cannot be recovered.
7.	The Borrowers have no right to cancel any Cancellation Notice they have issued.
7.3	Automatic Cancellation

Unless otherwise agreed by the parties to this contract, after the end of the Availability Period, all Total Commitments that were not withdrawn at that time will be automatically cancelled, and the Commitments of each Lender will be cancelled at the same time, and any such cancelled Total Commitments and Commitments cannot be recovered.

7.4	Mandatory Cancellation
1.	The Commitments of the Law Change Affected Lenders shall be cancelled in accordance with Article 11 (Law Change) hereof.
2.	If there are changes in the Borrowers' control power:
(1)	the Borrowers shall promptly notify the Agent upon becoming aware of that event;
(2)	No Lender is obliged to provide Loans for any utilisation; and
(3)

The Agent (according to the decision of all Lenders) shall require the Borrowers to repay the loan in advance and cancel the Total Commitments after giving notice to the Borrowers no later than ten (10) Business Days in advance, and all loans under the Finance Documents shall be due on the date stated in the notice.

The change on control power mentioned above means that Zhang Bangxin is no longer the actual controller of the Borrowers.

3.	Any cancelled Total Commitments cannot be recovered.
7.5	Restrictions on Prepayment

1.	Any loan principal prepaid in accordance with Article 7 (Prepayment and Cancellation) shall be paid off with the fees, interest and/or penalty interest incurred.
2.

The prepayment shall offset the principal of the Outstanding Loan in reverse order in accordance with the expiry order of the relevant Outstanding Loan listed in Article 7 (Prepayment and Cancellation) hereof, and the later due loan shall be repaid firstly.

VIII	Payment Provisions
8.1	Disbursement of Loans

When participating in the release of each Loan in accordance with the provisions hereof, each Lender shall pay its share of the Loans to the Agent Payment Account before 15:00 (Beijing time) on the scheduled Utilisation Date of such Loans.

If any Lender has not released its share of the Loans to be withdrawn, the Borrowers shall still withdraw the Loans released by other Lenders in accordance with the Notice of Utilisation.

Each Lender shall release its share of the Loans to be drawn according to the Proportion of its Commitments. In order to facilitate the performance hereof, the allocation of the commitment ratio of the Lenders in the Loans under this contract may be negotiated flexibly through all Lenders. While these arrangements shall not affect the total disbursement released by each Lender to the Borrower under this Contract.

8.2	Payment of Loans

Payment of Loans under this contract shall be made by way of entrusted payment. The method of entrusted payment means that the Agent will release the relevant Loans to the Loan Account on the Utilisation Date according to the Borrower's payment entrustment, and transfer the relevant Loans to the Account of Counterparty of Borrowers promptly.

In the case of entrusted payment, the Borrowers shall submit to the Agent a certificate of use of the Loans and other materials required by the Agent before submitting the Notice of Utilisation. The Agent (at its discretion) shall disburse the Loans after approval. No Syndicate Member is responsible for the authenticity and legality of the transaction corresponding to the entrusted payment. The current interest generated from the funds in the Loan Account may be used to pay the Borrowers' counterparty.

8.3	Borrowers' Payment

The Borrowers shall authorise the Account Bank to pay the due payment to the Agent Payment Account according to the instructions of the Security Agent before 15:00 (Beijing time) on the maturity date of any payables under this contract, and the Borrower is deemed to have fulfilled the corresponding repayment obligations upon these amounts are paid to the Agent's Payment Account unless the funds in the

Agent's Payment Account have been frozen or deducted by any competent Authority in accordance with relevant Chinese laws and regulations.

8.4	Agent's Payment
1.

The Agent shall pay the relevant Loans received in accordance with the provisions of Article 8.1 (Disbursement of Loans) to the Loan Account before 17:00 (Beijing time) on the day of each Utilisation Date, and The payment shall be made in accordance with the relevant provisions of Article 8.2 (Payment of Loans). The Agent is obliged to inform the Lenders of the Payment of Loans.

2.

The Agent shall pay all the funds it received to each Syndicate Member Account in accordance with the provisions of Article 8.3 (Borrowers' Payment) hereof before 17:00 (Beijing time) on the day of receipt,based on the order and proportion agreed in Article 8.5 (Payment Order).

3.

In the case of the Lender's entrusted payment, if the entrusted payment information and related transaction information provided by the Borrowers are untrue, inaccurate, or incomplete, causing the Agent's failure to perform the payment obligations promptly, the Agent shall not bear any responsibility, and the Borrowers' repayment obligations under this contract shall not be affected.

4.

In the event of a refund from the Account of Counterparty of Borrowers, causing the Agent's failure to pay the Loans to its counterparty in a timely manner, the Agent shall not bear any responsibility, and the Borrower's repayment obligations under this contract shall not be affected. The Borrower hereby authorises the Agent to freeze the amount returned by the Account of Counterparty of Borrowers. In this case, the Borrower shall re-submit the payment entrustment, evidence materials of use and so on, and pay the Loans to the Account of Counterparty of Borrowers through the Loan Account after being reviewed and approved by the Agent (at its own discretion).

8.5	Payment Order

Unless otherwise required by laws and regulations, the Agent shall distribute the amounts it receives under Article 8.3 (Borrowers' Payment) in the following order:

1.

Pay any agency fees due and payable as stipulated in Article 17.1 (Syndicate Costs) hereof and compensate the Agent and Security Agent for reasonable costs and expenses incurred in the process of executing Finance Documents;

2.	Pay any arrangement fees due under Article 17.1 (Syndicate Costs) hereof;
3.	Pay any commitment fee due and payable under Article 17.1 (Syndicate fees) hereof in accordance with the Lenders' Commitment Ratio;
4.	Pay to the Lenders any interest (including but not limited to any compound interest and penalty interest) due under this contract in the proportion of the Loans they have disbursed to the Borrowers;

5.	Pay to the Lenders any principal due and payable under this contract in proportion to the actual amount of the Loans they have disbursed to the Borrower; and
6.	Pay other sums due under this Contract.
8.6	Advances

The Agent may (but has no obligation to) advance any sums on behalf of either party to this contract.

8.7	Payment Currency

Unless otherwise agreed by the Parties, any sums under this Contract shall be paid in RMB.

8.8	Set-Off

The Borrowers shall not exercise any right of Set-Off when paying any sums under this contract.

8.9	Non-Business Day

If the due date of payment is not a Business Day, the Payment Date will be postponed to the nearest Business Day after the calendar month in which the non-Business Day is located (if any) or advanced to the most recent previous Business Day closed to the non-Business Day (if there is no Business Day during the calendar month later)/advanced to the last Business Day closest to the non-Business Day.

8.10	Apportionment
1.

Except as otherwise provided in paragraph 4 of this Article, if any Syndicate Member (“Receiving Bank”) receives any due payment from the Borrowers under this contract in any way other than that in Article 8.3 (Borrower's Payment), the Receiving Bank shall notify the Agent on the day when it receives such payments (“Apportionment Payment”) and transfer the Apportionment Payment to the Agent promptly.

2.	Where the Receiving Bank transfers the “Apportionment Payment” to the Agent in accordance with paragraph 1 hereof, it shall be deemed that the Borrowers have not paid such sums to the Receiving Bank.
3.

The Agent shall regard the “Apportionment Payment” it has received in accordance with the provisions of paragraph 1 above as being paid by the Borrower and shall pay such “Apportionment Payment” to the Syndicate Member Account in accordance with the provisions of paragraph 2 of Article 8.4 (Agent's Payment).

4.	The above Paragraphs 1 to 3 shall not apply to any of the following:

(1)	Any payment received by the Lenders for the transfer or indirect sub-loan in accordance with the provisions of Article 18 (Transfer) hereof; or
(2)

Any payment received by the Syndicate Member in the litigation or arbitration against the Borrowers in respect of the disputes under this contract, while such inapplicability is subject to the following conditions: (i) it has notified other Syndicate Members in advance, and (ii ) other Syndicate Members have not participated in such litigation or arbitration or have explicitly stated that they will not participate in such litigation or arbitration within thirty (30) Business Days after receipt of such notice.

IX	Taxes
9.1	Taxes
1.

Any payment or payable by the Borrowers to any Syndicate Member in accordance with the terms of the Finance Documents, and any payment or payable by the Agent to any other Syndicate Member in accordance with the terms of the Finance Documents shall not deduct Taxes and fees of any other nature unless otherwise required by laws and regulations.

2.

Regarding any payment or payable by the Borrowers to any Syndicate Member in accordance with the terms of the Finance Documents and any payment or payable by the Agent to any other Syndicate Member in accordance with the terms of the Finance Documents, for any Taxes or other expenses that have been deducted in accordance with laws and regulations, the Borrower shall pay an additional payment at the same time as paying such payment to ensure that the payment received and held by the Syndicate Member is equal to the amount that the Syndicate Member should have received and held without deducting Taxes or fees.

3.

For any payment or payable by the Borrowers to any Syndicate Member in accordance with the terms of the Finance Documents and any payment or payable by the Agent to any other Syndicate Member in accordance with the terms of the Finance Documents, if any Syndicate Member paid any Taxes or other fees on such received or receivables in accordance with laws and regulations, the Borrower shall pay an additional payment to such Syndicate Member at the same time as paying such payment to within five (5) Business Days ensure that the payment received and held by the Syndicate Member is equal to the amount that the Syndicate Member should have received and held without deducting Taxes or fees.

4.	The above paragraphs 2 and 3 shall not apply to any of the following:
(1)	Taxes on the gross operating income or gross profit of the Syndicate Member or any of its branches by the place of registration of any

Syndicate Member or any of its subsidiaries or any jurisdiction that regards the Syndicate Member or any of its subsidiaries as a tax resident, including but not limited to business tax and income tax.

(2)	Any Taxes or other fees incurred by any Syndicate Member for failing to comply with any applicable laws and regulations.
9.2	Notification Obligation
1.

If any Syndicate Member intends to make a request in accordance with paragraph 3 of Article 9.1 (Deductions and Compensation) hereof, it shall notify the Agent and provide a reasonably detailed calculation basis for such request; upon receiving such request, the Agent shall notify the Borrowers promptly.

2.

The Borrower shall immediately notify the Agent and provide detailed calculation basis for such deductions after knowing that it is required or will be required to make taxes or deductions of other nature as described in paragraph 2 of Article 9.1 (Deductions and Compensation) hereof.

9.3	Taxes Certificate

Within five (5) Business Days of the Borrowers' deducting and paying Taxes or other fees to the relevant collection authorities in accordance with Article 9.1.2 (Deductions and Compensation) hereof, the Borrowers shall submit the original receipt (or a copy certified by the collection authorities) certifying that such Taxes or other fees have been fully paid.

9.4	Stamp Taxes

The Borrowers and each Syndicate Member shall bear the stamp taxes related to the Finance Documents in accordance with the laws and regulations.

X	Cost Increase
10.1	Notice of Cost Increase

After the Effective Date, if any of the Lenders (“Cost Affected Lender”) incurs or would incur any of the following costs (“Increased Cost”) due to promulgation, implementation or change of any applicable laws and regulations or interpretations thereof, and/or for compliance with the requirements of the central bank, financial, tax, financial regulatory or other administrative authorities of jurisdiction over it:

1.	cost increased or additional cost incurred due to the execution or performance of the Finance Documents;
2.	decrease in any amount received or receivable in accordance with the Finance Documents; and/or
3.	cost increased or additional cost incurred for participation in paying any Loan,

maintaining or raising its Commitment or its portion in any Outstanding Loan,

the Cost Affected Lender shall, after becoming aware of such situation, promptly give a notice (“Notice of Cost Increase”) to the Agent, stating in detail the reasons for Increased Cost and the basis of calculation; the Agent shall, after receipt of a Notice of Cost Increase, promptly notify the Borrowers.

10.2	Compensation

The Borrowers shall, within five (5) Business Days after receipt of the Notice of Cost Increase, pay a sum in the amount of the Increased Cost to the Cost Affected Lender via the Agent. Nevertheless, with respect to the following Increased Cost, the Borrowers are not required to make compensation;

1.	The Borrowers have compensated in accordance with other terms of the Finance Documents;
2.	The Increased Cost arising out of changes in tax rate or calculation basis of Taxes levied on gross operating revenue or gross profit of any Lender or any branch thereof;
3.

The Increased Cost arising out of the failure on the part of any Lender to comply with any applicable laws and regulations or requirements of the central bank, financial, tax, financial regulatory or other administrative authorities of jurisdiction over it;

4.	The Increased Cost arising out of downgrade of any Lender’s credit rating; and/or
5.	The Increased Cost arising out of any Lender’s transactions other than those under the Finance Documents.

XI.Law Change

11.1	Notice of Law Change

After the Effective Date, if any Lender (“Law Change Affected Lenders”) performs the Finance Documents, participates in paying any Loan, maintains or raises its Commitment or keep its portion in any Outstanding Loan, which is or becomes unlawful or violates or would violate regulatory provisions due to the promulgation, implementation or change of any applicable laws and regulations or interpretations thereof, and/or compliance with the requirements of the central bank, financial, tax, financial regulatory or other administrative authorities of jurisdiction over it, such Law Change Affected Lender shall, after becoming aware of such situation, promptly give a notice (“Notice of Law Change”) to the Agent, stating in detail the reasons for such unlawfulness or violation of regulatory provisions and the basis. The Agent shall, after receipt of a Notice of Law Change, promptly notify the Borrowers.

11.2	Cancellation and Prepayment

1.

Where the Borrowers receive the Notice of Law Change and the Law Change Affected Lender and the Borrowers, have negotiated with each other, but no other alternative solution is reached, the Commitment of the Law Change Affected Lender shall be immediately cancelled in full automatically.

2.

The Borrowers shall, within five (5) Business Days upon request of the Law Change Affected Lenders (which is no later than the last day of any applicable Grace Period permitted by laws), prepay their respective portion in any Outstanding Loan and interest accrued thereon to the Law Change Affected Lenders.

3.	In the case of cancellation of the Commitment and prepayment hereunder, the Law Change Affected Lenders are not obliged to pay any penalty or fee to the Borrowers.
XII.	Mitigation of Loss
12.1	Mitigation of Loss

In any of the following cases, the affected Syndicate Member shall negotiate in good faith with the Borrowers and other Syndicate Members, and shall make reasonable efforts to mitigate the impact caused by such cases; however, provided that the obligations of the Borrowers under the Finance Documents shall not be released or reduced by operation of the provisions of this Article:

1.	The Borrowers shall compensate any Lender for any Increased Cost in accordance with the provisions of Article 10 (Cost Increase) hereof;
2.	The Borrowers shall prepay any Lender in accordance with the provisions of Article 11 (Law Change) hereof; and/or
3.	Any Commitment shall be cancelled in accordance with the provisions of Article 11 (Law Change) hereof.

The measures that shall be taken by any Syndicate Member hereunder shall include without limitation:

(a)	Changes in the Managing Bank;
(b)	Transfer of its Commitment or portion in relevant Outstanding Loan to any other person who will not be affected by circumstances set out herein; and/or
(c)	Application for any waiver, allowance, tax reimbursement or grace to which it is entitled according to law.
12.2	Obligation Restriction
1.	If an Event of Default or a Potential Event of Default has occurred, or any Syndicate Member believes at its reasonable discretion that any measure to be taken in accordance with the provisions of this Article 12.1 (Mitigation of Loss) hereof would have an adverse effect on its business, operation or financial conditions, such Syndicate Member is not obliged to take such measure.

2.

The Borrowers shall compensate the relevant Syndicate Member for any reasonable costs and expenses incurred by such Syndicate Member taking any measures in accordance with the provisions of Article 12.1 (Mitigation of Loss) hereof.

3.	Nothing in this Contract will set forth that any Syndicate Member commits any acts or omissions that violate (or would violate at its reasonable discretion) any applicable laws and regulations.
XIII.	Representations

The Borrowers make the following representations to each Syndicate Member at the Effective Date, each date of Notice of Utilisation, each Utilisation Date and each interest payment date respectively based on the then-current facts and circumstances;

1.	Legal status

The Borrowers and the Guarantors are corporate persons legally established and validly existing under the laws and regulations of their places of incorporation.

2.	Capacity to Contract

The Borrowers and the Guarantors have the necessary capacity for civil conduct and capacity for civil right to own their assets and operate their businesses, execute and perform the Finance Documents to which they are a party.

3.	Corporate authorisation

All internal corporate authorisations necessary for execution and performance by the Borrowers and the Guarantors of the Finance Documents to which they are a party have been obtained and are in full effect. Such Finance Documents have been duly executed by their legal representatives or authorised signatories.

4.	Licence

In order to lawfully own assets and operate businesses, execute and perform the Finance Documents to which they are a party, the Borrowers and the Guarantors have obtained all necessary approvals, permits, consents, registrations and filings which are in full effect.

5.	Business Information Submission

The Borrowers and the Guarantors have submitted annual reports as required under laws, and none of the Borrowers and the Guarantors has been listed in the directory of business exceptions or the list of severe law-breaking enterprises.

6.	Effectiveness of Terms

The obligations of the Borrowers and the Guarantors under the Finance Documents to which they are a party are lawful, valid and binding on them.

7.	Governing Law and Enforcement
(1)	The governing law of the Finance Documents will be recognised and enforced in the Borrowers’ jurisdictions of incorporation.
(2)	The court decisions relating to the Finance Documents will be recognised and enforced in the Borrowers’ jurisdictions of incorporation.
8.	Violation of Laws or Other Documents

The execution and performance by the Borrowers and the Guarantors of the Finance Documents to which they are a party do not and will not violate or conflict with any of the followings:

(1)	any contracts, agreements or other documents which are binding on them or their assets;
(2)	their Shareholders Agreement, Articles of Association and other corporate governance documents; and/or
(3)	any laws and regulations.
9.	Litigation and Arbitration

There has been or exists no court litigation, arbitration, administrative proceeding, judicial or administrative enforcement proceedings or other proceedings of similar nature against the Borrowers or any of the Guarantors which have or may have any Material Adverse Effect on the Finance Documents to which they are a party.

10.	Liquidation and Bankruptcy Event

No winding-up, dissolution, liquidation, bankruptcy, restructuring, settlement, rectification or similar proceedings have been initiated by or against the Borrowers and the Guarantors.

11.	Events of Default

No Event of Default has occurred or persisted.

12.	Compliance with Law

The Borrowers and the Guarantors comply with all laws and regulations that are applicable to them in all respects and do not violate any laws and regulations in connection with their businesses and operations.

13.	Order of the Creditor's Rights

The creditor’s rights of each Syndicate Member under the Finance Documents for the Borrowers or the Guarantors (as the case may be) shall rank at least the same order of discharge with the unsecured creditor’s rights or creditor’s rights without legal priority of other creditors of the Borrowers or the Guarantors (as the case may be) for the Borrowers or the Guarantors (as the case may be).

14.	Security

To the extent that all registration formalities have been completed, the Guarantee Contract creates the security over assets mentioned therein in accordance with the provisions thereunder, and there is no other preferred Security Interest over such assets.

15.	Judicial Immunity

In any judicial proceedings, the Borrowers, the Guarantors and their respective assets have no immunity and privilege in respect of prosecution, decision, enforcement, property preservation or other proceedings.

16.	Disclosure of Information
(1)

The financial statements and reports recently provided by the Borrowers to each Syndicate Member are prepared in accordance with the Accounting Principles and reflect financial conditions of the Borrowers as of the date of such financial statements and reports in a fair, truthful, complete and accurate way; and such financial statements and reports have no omissions in respect of any material Liabilities, material revenue or material loss of the Borrowers.

(2)

All materials provided by the Borrowers to each Syndicate Member are truthful, complete and valid, and not misleading in any respect, without any concealment or omission, and the provision or qualification of any information will not cause such information untruthful or misleading in any material respect.

17.	No Material Adverse Effect

No event or circumstance has occurred which has a Material Adverse Effect.

XIV.	Covenants

The Borrowers undertake that as of the Effective Date until the date when all obligations of the Borrowers hereunder have been fully performed:

14.1	Positive Obligations
1.	Order of the Creditor's Rights

The creditor’s rights of each Syndicate Member under the Finance Documents for the Borrowers or the Guarantors (as the case may be) shall rank at least in the same order of discharge with the present and future unsecured creditor’s rights or creditor’s rights without legal priority of other creditors of the Borrowers or the Guarantors (as the case may be) for the Borrowers or the Guarantors (as the case may be). The Borrowers shall ensure that the repayment of shareholder loans or advances they obtain is subordinated to their payment obligation under the Finance Documents.

2.	Legal Status and Capacity

The Borrowers shall (and procure the Guarantors to) keep its corporate legal status valid, continuing and validly existing, and ensure that they have the necessary capacity for civil conduct and capacity for civil right to perform the Finance Documents to which they are a party.

3.	Compliance with Law

The Borrowers shall (and procure the Guarantors to) ensure compliance with all laws and regulations regarding their businesses and operations in all respects, including but not limited to laws and regulations regarding environmental protection and taxation, and laws and regulations, governmental rules and industrial regulatory measures regarding energy saving and emission reduction.

4.	Licence

The Borrowers shall (and procure the Guarantors to) promptly obtain, comply with and maintain in full effect all approvals, permits, consents, registrations and filings necessary for the performance of the Finance Documents to which they are a party.

5.	Business Information Submission

The Borrowers shall (and procure the Guarantors to) submit annual reports to the AMR and ensure none of the Borrowers and the Guarantors has been listed in the directory of business exceptions or the list of severe law-breaking enterprises.

6.	Good Operation

The Borrowers shall maintain their property and business at good operating conditions.

7.	Insurance

The Borrowers shall effect insurances with well-reputed insurers in connection with their businesses and assets, and the types of insurances effected shall be those normally effected by companies conducting the same or similar businesses; the Borrowers shall keep such insurances in full effect and renew them in a timely manner.

8.	Provision of Materials
(1)	The Borrowers shall, within twenty (20) Business Days after the end of each quarter, provide the Agent with financial statements for such quarter (including schedules thereto).
(2)

The Borrowers shall, within ninety (90) Business Days after the end of each half of a Financial Year, provide the Agent with financial statements for such half of the Financial Year (including schedules thereto).

(3)

The Borrowers shall, within one hundred and fifty (150) Business Days after the end of each Financial Year, provide the Agent with the annual financial statements (including schedules thereto) for such Financial Year that have been audited by the Certified Public Accountant, as well as professional audit opinions issued by the Certified Public Accountant for such statements.

(4)	The Borrowers shall (and procure the Guarantors to) ensure that their financial statements are prepared in accordance with applicable laws and regulations and the Accounting Principles.
(5)

The Borrowers shall, within thirty (30) Business Days upon the request of the Agent or Security Agent, provide the Agent with copies of all approvals, permits, consents, registration and filings obtained by the Borrowers or the Guarantors (as the case may be) under paragraph 4 of Article 14.1 (Positive Obligations) hereof.

(6)

The Borrowers shall, within thirty (30) Business Days upon the request of the Agent or Security Agent, provide the Agent with copies of policies or insurance contracts in respect of insurances effected under paragraph 7 of Article 14.1 (Positive Obligations) hereof.

(7)

When the Borrowers shall provide copies of financial statements or other materials under this Article, they shall also provide a certificate signed by a director or the chief financial officer of the Borrowers and affixed with the company seal stating that such copy is consistent with the original and the information disclosed therein is accurate, complete and updated.

(8)	The Borrowers shall promptly provide records and materials for the use of the Loans at the request of the Agent.

(9)	The Borrowers shall (and procure the Guarantors to) provide each Syndicate Member with accurate, complete and valid materials.
9.	Notification Obligation

In any of the following cases, the Borrowers shall notify the Agent immediately once informed:

(1)	the occurrence of an Event of Default or Potential Event of Default;
(2)

the occurrence of court litigation, arbitration, administrative proceeding, judicial or administrative enforcement proceedings or other proceedings of similar nature against or by the Borrowers or any Guarantor, in the amount of RMB 10,000,000 or above; and/or

(3)	the occurrence of an event that has or may have a Material Adverse Effect.
10.	Project Capital

The Borrowers shall ensure that the Project capital is put in place before the Loans and that the Project capital is used together with the Loans.

11.	Project Schedule

The Borrowers shall ensure that the actual progress of the Project matches with the investment amount. If the Project is overspent, the Borrowers and their shareholders shall raise funds by themselves, provided that the percentage of the Project capital shall be no less than that stipulated by relevant national regulations.

12.	Loan Management

The Agent and its designated affiliates may at any time inspect and supervise the application of each sum of Loans by the Borrowers, and the Borrowers shall cooperate with the Agent and its designated affiliates in loan payment management, post-loan management and relevant inspections. The means of inspection and supervision by the Agent and its designated affiliates shall include without limitation: (i) requiring the Borrowers to provide valid certificates to prove their application of the Loan; (ii) conducting account analysis, voucher inspection or spot investigation with respect to the application of the Loan; and (iii) other means permitted by laws and regulations. The Loan utilised by the Borrowers hereunder shall be matched with the actual progress of the Project.

13.	Security or Support

The Borrowers and the Guarantors agree to provide the Lenders with the following support or security:

(1)	The guarantee under the Guarantee Contract;
(2)

The land use right, construction in progress and real estate mortgage under the Mortgage Contract, i.e. the Mortgagor shall complete the mortgage registration for land use right prior to the First Utilisation Date under the Mortgage Contract, and deliver the original of relevant registration certificate to the Agent; the Mortgagor shall complete the mortgage registration for land use right and construction in progress within seven (7) Business Days after the Project meets the conditions for mortgage registration as required by local real estate registration authority, and deliver the original of relevant registration certificate to the Agent; the Mortgagor shall complete the real estate mortgage registration for the Project on the date when the real estate registration authority issues the real estate ownership certificate for the Project, and deliver the original of relevant registration certificate to the Agent;

(3)

Account custody arrangement under the Custody Contract, i.e. the Borrower B shall ensure that 80% of monthly revenue for online classes will be transferred to the settlement account pursuant to the Custody Contract, and the expenditure for subsequent construction of the Project will be operated fully through the Settlement Account. If the Borrower B receives the revenue for online classes via third-party payment institutions such as WeChat and Alipay, the Borrower B shall change the utilisation account for such third-party payment institutions as the settlement account.

14.	Positive Covenants

Before the debts under the Finance Documents are irrevocably discharged in full, the status of the Guarantors as principal owners of assets of Tomorrow Advancing Life (TAL) Group and entities where funds are concentrated will remain unchanged; if the status of the Guarantors as entities where the Group’s funds are concentrated has changed, the Guarantors undertake that new entities where funds are concentrated shall be added as the Guarantors in respect of the Borrowers’ debts under the Finance Documents.

14.2	Restrictions
1.	External Financing, External Investment and Security Interest

Except for the Liabilities and Security Interest set under the Financing Documents, the Borrowers shall ensure that they will not use project assets for additional financing, providing a guarantee, external investment, external mortgage, and each of the Borrowers shall ensure that it will not set or create any Security Interest over its equity interests, project assets, accounts receivables and any other assets, unless as agreed by the Majority Lenders.

2.	Disposal of Assets

The Borrowers shall ensure that they will not sell, lease, assign, transfer or otherwise dispose of any of their material assets through a single or multiple transactions or a series of transactions, unless as agreed by the Majority Lenders.

3.	Division and Merge

The Borrowers shall ensure that they will not conduct any merge, division, contracted operation or similar arrangement, unless as agreed by the Majority Lenders.

4.	Decrease of Registered Capital

The Borrowers shall ensure that their shareholders will not decrease their registered capital or withdraw their investments, unless as agreed by the Majority Lenders.

5.	Profit-Sharing Restriction

The Borrowers shall not distribute profits without the consent of the Majority Lenders.

XV.	Events of Default
15.1	Events of Default

Any of the following cases constitute an Event of Default;

1.	Default in Payment

The Borrowers fail to pay any sum when due according to the amount, currency, payment method and timing agreed under the Finance Documents.

2.	Loan Embezzlement

The Borrowers fail to use any sum of Loans for purposes agreed herein.

3.	Misrepresentation

Any of the representations made by the Borrowers under Article 13 (Representations) hereof and/or other Finance Documents are untrue, inaccurate, incomplete or misleading in any material respect.

4.	Violation of Covenants or Other Obligations

The Borrowers fail to observe all obligations and covenants under Article 14 (Covenants) or fail to perform or observe any other obligation and covenant in accordance with the provisions of Finance Documents.

5.	Cross Default

The Borrowers and any member or affiliate under their groups fail to discharge any Liabilities when due.

6.	Insolvency
(1)	Any creditor of the Borrowers declares that any Liabilities of the Borrowers become due and payable ahead of the scheduled maturity date, and the total amount is RMB 10,000,000 or above.
(2)	The Borrowers start to discuss with any creditor deferred payment and other debt restructuring arrangements in respect of any Liabilities, and the total amount is RMB 10,000,000 or above.
(3)

The Borrowers cease or suspend payment to their creditors, or become insolvent when debts are due, admit such insolvency or are presumed or deemed insolvent, or declare that they will not perform debts when due.

7.	Liquidation and Bankruptcy Event

No winding-up, dissolution, liquidation, bankruptcy, restructuring, settlement, rectification or similar proceedings have been initiated by or against the Borrowers and any Guarantor.

8.	Event of Enforcement

The assets of the Borrowers in the aggregate market value or carrying value (whichever is earlier) of RMB 10,000,000 or above are sealed up, frozen, detained, enforced, expropriated, confiscated or otherwise, and such measures have not been released within twenty (20) Business Days after commencement thereof.

9.	Financial Indicators

The Borrowers fail to observe any of the following financial indicators agreed under paragraph 9 (Compliance with Financial Indicators) of Article 14.1 (Positive Obligations) hereof.

10.	Material Adverse Effect

Any event or circumstance that have a Material Adverse Effect occurs.

11.	Invalid Finance Documents

Finance Documents become invalid or unenforceable.

12.	Repudiation

The Borrowers repudiate the Finance Documents or evidence an intention to repudiate the Finance Documents.

13.	Discontinued Operation

Unless with the prior written consent of the Agent (as instructed by the Majority Lenders, the Borrowers and/or the Guarantors suspends or ceases their businesses or important part thereof that they conduct.

15.2	Remedy of Syndicate Members
1.	Notices
(1)	If the Borrowers or any Lender is aware of an Event of Default or other facts or circumstances reasonably deemed by it as an Event of Default, it shall notify the Agent in a timely manner.
(2)	After receipt of the above notice, the Agent shall notify each Lender in a timely manner.
(3)

If the Borrowers fail to notify the Agent of any Event of Default, the Agent shall promptly notify the Borrowers once informed for the Borrowers to make a confirmation and give an explanation or take remedial measures.

2.	Remedies

During the existence of any Event of Default, the Agent (at the discretion of the Majority Lenders) may exercise one or more rights as follows:

(1)	To waive the relevant Event of Default, or agree to the remedy of the relevant Event of Default;
(2)

To declare the suspension of utilising any or part of the Loans that have not been utilised as required under any Notice of Utilisation; after such declaration, the utilisation of such portion of the Loans shall be immediately suspended;

(3)	To cancel all or part of Total Commitments; once so declared, the Commitment of each Lender shall be cancelled proportionately, and such cancelled Total Commitments cannot be restored;
(4)

To declare all or part of the Outstanding Loan together with any accrued interest, costs and other sums hereunder to become due and payable immediately; once so declared, such sums will become due and payable immediately, without any further notice from the Agent;

(5)	To require the Borrowers to provide additional security measures immediately;
(6)	To enforce the Guarantee Contract, and/or
(7)	Any other rights granted by laws and regulations and this Contract.

3.	Action of the Agent
(1)

All remedies listed in paragraph 2 (Remedies) of Article 15.2 (Remedy of Syndicate Members) hereof or any right to initiate the dispute resolution proceeding against the Borrowers shall be implemented via the Agent, provided that if the Agent does not take such action as per the decision of the Majority Lenders, the relevant Syndicate Member may take such action by itself.

(2)

During the existence of an Event of Default, the Agent has the right to at any time take actions as it deems necessary or reasonable to protect the rights and interests of each Syndicate Member hereunder.

4.	Covenants of Each Syndicate Member
(1)	Each Syndicate Member will not exercise its rights hereunder in a manner that conflicts with this Contract.
(2)	Each Syndicate Member undertakes to other Syndicate Members that unless otherwise expressly agreed herein:
1)	It will not independently require or accept any form of debt discharge from any person for the purpose of discharging any debt owed by the Borrowers to such Syndicate Member hereunder; and/or
2)	It will not independently require or accept any Security Interest or financial support with respect to any debt of the Borrowers for such Syndicate Member hereunder.
5.	Deduction

During the existence of an Event of Default, each Syndicate Member has the right to deduct the balance in any account opened by the Borrowers at such Syndicate Member (including any of its branches), and transfer it to the Agent for apportionment in accordance with the provisions of Article 8.10 (Apportionment) hereof.

XVI.	Relationship Among the Syndicate Members
16.1	Appointment of Agent and Security Agent
1.

Each of other Syndicate Members than the Agent hereby appoints the Agent as the agent of such Syndicate Member hereunder and authorises the Agent to exercise the rights expressly conferred upon the Agent by the terms of this Contract and all other rights reasonably attached.

2.	Each of other Syndicate Members than the Security Agent hereby appoints the Security Agent as the agent of such Syndicate Member hereunder and authorises the Agent to exercise the rights expressly conferred upon the Security Agent by the terms of this Contract and all other rights reasonably attached. The Security Agent acknowledges that it holds interest under the Guarantee Contract for the benefit of the Syndicate Members.

3.

For the purpose of guarantee registration under the Guarantee Contract, each of other Syndicate Members hereby authorises the Security Agent to enter into amendments or supplementary agreements to the Guarantee Contract directly with the relevant Guarantor according to the principles provided hereunder and relevant facts, or to execute and submit the Guarantee Contract in a form as required by the local registration authority, or to properly reduce the amount of guaranteed creditor's right as required by the local registration authority to meet the requirement that the amount of relevant guaranteed creditor's right must be lower than the valuation of guaranty.

16.2	Agency Relationship
1.

The relationship between the Agent or the Security Agent and other Syndicate Members is an agency relationship. As agents of the Syndicate, the Agent and the Security Agent shall be responsible for serving the Lenders and protecting interests of the Syndicate hereunder, performing the agreed duties in a diligent, observant, dedicated and professional way, ensuring that all provisions and the instructions and authorisations of the Lenders are effectively implemented, and their affairs are transactional.

2.	The Agent and the Security Agent shall not serve as agents of the Borrowers in any respect.
16.3	Responsibilities of Agent and Security Agent
1.

The Agent shall, within three (3) Business Days after receipt of originals or copies of any documents forwarded by any Party to any of other Parties via the Agent, forward such documents to such other parties; unless otherwise agreed herein, the Agent is not responsible for reviewing adequacy, accuracy or completeness of format and content of any documents forwarded by it.

2.	The Agent shall establish and keep registers in connection with this Contract, and provide such registers for the Lenders at their request.
3.	The Agent shall disburse and pay the Loan, and manage and control it in accordance with Article 8.1 (Disbursement of Loans) and Article 8.2 (Payment of Loans ) of this Contract.
4.

The Agent shall conduct post-loan inspections of the Borrowers and the Guarantors such as site visit in a diligent and dedicated way, which will not relieve other Syndicate Members from their own duty to conduct post-loan inspections of the Borrowers and the Guarantors.

5.	The Agent shall, within three (3) Business Days after receipt of the notice on the occurrence of an Event of Default from any Party hereto, notify each

Syndicate Member of the same.

6.

The Agent shall, within three (3) Business Days after it is aware that any Party hereto fails to pay any payable sum when due to any other Syndicate Member pursuant to this Contract, notify each Syndicate Member of the same. If any of the foregoing circumstances is found, the Agent shall conduct the necessary investigation and promptly transmit any information obtained through such investigation to each Lender.

7.

The Agent shall, at the discretion of the Majority Lenders, procure each Syndicate Member to initiate and/or participate any litigation, arbitration or legal dispute proceeding in connection with this Contract, provided that each Lender has indemnified or prepaid the Agent any costs, fees, expenses (inducing but not limited to attorney’s fee) and liabilities that have been or may be spent or incurred by the Agent due to compliance with such discretion.

8.	The Agent and the Security Agent shall not be liable to any other Parties due to violation of this Contract by any other Party hereto.
9.	The Security Agent shall promptly notify the Agent of contents of any notice sent by it to or from the Borrowers or any Guarantor in the capacity of the Security Agent under any Finance Document.
10.

Where any decision of Majority Lenders or acting in accordance with such decision violates or would lead to a violation of laws and regulations, the Agent, with prior notice to all Syndicate Members, may not act in accordance with such decision.

11.

The Agent and Security Agent shall perform their duties under this Contract with diligence and responsibility. The obligations of the Agent and Security Agent under the Finance Documents is to administrate only. Except as expressly provided in the Finance Documents, the Agent and Security Agent shall not assume any other liability.

16.4	Rights of Agent and Security Agent
1.	Unless aware of the opposite situation, the Agent and Security Agent may assume that:
(1)	The factual representations in this Contract or to any person in respect of this Contract are true, complete and accurate;
(2)	No Event of Default has occurred or persisted;
(3)	No other party under this Contract violates its obligations hereunder;
(4)	No other party or Majority Lenders under this Contract exercise any of their rights; and / or
(5)	If any notice is issued by the Borrower or required to be issued by the

Borrower but is issued by any authorised person, such authorised person shall have the right and continuing right to take any action on behalf of the Borrower in accordance with this Contract, unless otherwise specified in a written notice issued by the Borrower.

Provided that the Agent and Security Agent are informed if the Agent and Security Agent, or any other party under this Contract are informed of the opposite situation, the Agent and Security Agent shall have both the right and the obligation to notify the Lenders in accordance with the relevant provisions hereof.

2.	The Agent and Security Agent may, as it deems necessary, engage a lawyer, accountant, appraiser, translator or other professionals and pay for and rely on their advice or services.
3.	The Agent and Security Agent may rely on any communication or document which they reasonably believe to be true.
4.	The Agent and Security Agent may disclose to any other party hereunder any information which they deem reasonable and which they receive in accordance with this Contract.
5.

Notwithstanding other provision of any Finance Documents to the contrary, the Agent and Security Agent or Arranger is not obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law, regulation, fiduciary duty or duty of confidentiality.

16.5	Independent Credit Assessment

Lenders acknowledge that they have and will continue to independently investigate, review and evaluate Borrowers' financial condition, credit standing, business status, legal status and other information, make independent judgments and decisions, and bear risks accordingly, including but not limited to:

1.

the adequacy, accuracy or completeness of any information about any other party to this Contract or the transactions hereunder, whether such information is provided to the Lenders by the Agent or Lead Manager;

2.	the financial condition, credit standing, business status, legal status or other information of any other party of this Contract; and / or
3.	the legality, validity, binding force, sufficiency or enforceability of this Contract or any relevant document or any action taken or to be taken by any other party to this Contract.

Accordingly, the Agent shall not be responsible for the above problems and possible risks to any Lender.

16.6	Agent, Security Agent and Lead Manager as Lenders

Where an Agent, Security Agent or Lead Manager is a Lender, it shall, in accordance with the terms hereof, enjoy the rights and assume the obligations as a Lender.

16.7	Syndicate Meeting
1.	Decision-making mechanism for Lenders
(1)

In case of any matter which is expressly required to be determined by the Majority Lenders in this Contract, any Lender shall promptly notify the Agent after being informed, and the Agent shall, upon receipt of such notice or upon being informed of such matter, immediately notify the Lenders for voting.

(2)	Each Lender shall, upon receipt of the aforesaid notice from the Agent, notify the Agent of its decision within the period specified in the notice.
(3)

Unless otherwise stipulated in this Contract, the Agent shall act in accordance with the decision made by Majority Lenders or all Lenders in accordance with this Contract; When the Agent acts in accordance with the decision made by Majority Lenders or all Lenders (whether it is an act or omission), the Agent shall not be liable to any other party under this Contract.

(4)

The decision made by Majority Lenders or all Lenders in accordance with this Contract shall be binding upon all Lenders. All Lenders shall fully cooperate with the Agent to implement the decision made by Majority Lenders or all Lenders.

(5)

If Majority Lenders or all Lenders fail to decide in accordance with this Article, the Agent shall propose an initial solution to such matter and shall solicit opinions from all Lenders in accordance with the above procedures. If either Lender fails to notify the Agent of its decision within the period specified in the notice issued by the Agent, it shall be deemed to have consented to the solution proposed by the Agent.

(6)	If the Agent considers that an act or omission is the most beneficial to Lenders, the Agent may (but is not obliged to) make such act or omission.
2.	Matters agreed upon by all Syndicate Members

Unless otherwise provided for in this Contract, any amendment to any of the following provisions hereunder shall be agreed upon by all Syndicate Members:

(1)	the change of the Commitment, Total Commitments or Loans currency;
(2)	the change of the Availability Period and Loan Term;

(3)	the change of the Interest Rate and Penalty Interest Rate;
(4)	the change of currency, amount and date of payment of the payments or payables to any Syndicate Member;
(5)	the amendment of the definition of “Majority Lenders”;
(6)	the amendment of Article 21 (Amendment and Immunity) hereof; and / or
(7)	the change of such important matters as Guarantors, Guarantee Type, Guarantee Amount and Security Period.
3.	Procedures of Syndicate Meeting and rules of procedure
(1)

In the event of a matter which requires the Agent to act in accordance with the decision of Majority Lenders or all Lenders (as the case may be), the Agent shall organise and presided over a Syndicate Meeting.

(2)	In addition to the above paragraph (1), the Agent shall promptly convene a Syndicate Meeting if:

(a)the Lead Manager considers it necessary to convene a Syndicate Meeting; or

(b)a written proposal is submitted by Lenders with shares of more than 10% of the Total Credit Line.

(3)

The Agent shall, at least five (5) Business Days in advance or within a shorter period as determined by the Agent, notify Lenders if the Syndicate Meeting is called. The meeting notice shall include the time, venue (if applicable), manner and the proposal for the Syndicate Meeting.

(4)	A Syndicate Meeting may be held through on-site meeting, communication meeting or written consents. Where possible, the Agent shall hold the meeting through written consents.
(5)

All Lenders shall, within five (5) Business Days upon receipt of the meeting notice, notify the Agent whether they will attend the Syndicate Meeting, and may submit provisional proposals no later than five (5) Business Days prior to the date of the meeting.

(6)

Each Lender may assign one or two Authorised Representatives and several ordinary representatives to attend the Syndicate Meeting. All representatives may participate in the discussion and express their opinions, but only Authorised Representatives have the right to vote on behalf of the Lenders. Each Authorised Representatives of the Lender must hold a legal and valid power of attorney with a clear scope of authorisation. The power of attorney issued by each Lender shall expressly state that a document signed by an Authorised Representative (without official seal) is legally binding on the Lender. The company seal of Lenders shall be put on record in the Agent. Authorised Representatives of Lenders shall provide the power of attorney sealed with the official company seal so that the Agent can verify the effectiveness of the power of attorney.

(7)

The effective resolution made on the Syndicate Meeting shall be made in writing by the Agent and signed by Authorised Representatives of each Lender; Lenders who disagree with the resolution shall also sign on it. This resolution is binding on all Lenders subject to the relevant provisions of this Contract. Each Lender receives a valid original resolution of the Syndicate Meeting. If the resolution is related to the Borrowers' rights and obligations under the Finance Documents, an effective original resolution of the Syndicate Meeting shall be submitted to the Borrowers.

4.	Lenders may negotiate and sign a syndicated loan interbank agreement separately.
16.8	Lenders' Compensation
1.

In case of all reasonable costs, fees, losses, expenses (including attorney fee) and liabilities (excluding those caused by negligence or fault of the Agent and Security Agent) incurred or may be incurred by the act of agency of the Agent and Security Agent in accordance with this Contract, the Agent and Security Agent shall be first demand compensation from the Borrowers. In case that the Borrowers fail to make such compensation within ten (10) Business Days after the Agent and Security Agent request, it shall be treated in accordance with Paragraph 2 of Article 16.8 (Lenders' Compensation) hereof.

2.

Each Lender shall, within ten (10) Business Days after the Agent and Security Agent request and in accordance with Commitment Ratio, indemnify the Agent and Security Agent for all reasonable costs, fees, losses, expenses (including but not limited to attorney fees, fees charged by the real property registration authority to be borne by the Syndicate Member, and appraisal fees for the charged property) and liabilities (excluding those caused by the negligence or fault of the Agent or Security Agent) incurred by the act of agency of the Agent or Security Agent in accordance with the Finance Documents, (unless the Agent and the Security Agent have obtained repayment from the Borrower in accordance with the Finance Documents), the Agent and the Security Agent shall provide the Lender with copies of the corresponding invoices.

3.

The Borrowers shall, within ten (10) Business Days upon receipt of the request from the Agent and Security Agent, reimburse the Lender for any compensation or advance payment made by the Lender to the Agent and Security Agent in accordance with Paragraph 2 of Article 16.8 (Lenders’ Compensation) of this hereof. Any Lender who intends to make compensation in accordance with this paragraph shall have the right to require the Agent and

Security Agent to provide a detailed basis for the calculation of such compensation; the Agent and Security Agent shall provide such calculation basis for the Lender within ten (10) Business Days after the request of the Lender.

16.9	Resignation of the Agent and Security Agent
1.	The Agent (“Resigned Agent”) or Security Agent (“Resigned Security Agent”) may, at any time, notify the Lenders of its intention to resign.
2.

Majority Lenders shall, within thirty (30) Business Days upon receipt of the notice of resignation from the Agent and Security Agent in accordance with paragraph 1 above, appoint a qualified, reputable and seasoned financial institution as the successor of the Agent (“Successor Agent”) or the successor of the Security Agent (“Successor Security Agent”). If Majority Lenders fail to appoint a Successor Agent (or Successor Security Agent), the Resigned Agent (or Resigned Security Agent) may appoint a qualified, reputable and seasoned financial institution to be the Successor Agent (or Successor Security Agent).

3.

The resignation of the Resigned Agent (or Resigned Security Agent) and the appointment of the Successor Agent (or Successor Security Agent) shall take effect from the date on which the Successor Agent (or Successor Security Agent) notifies the other parties to this Contract of its formal succession.

4.

Any further right and obligation of the Resigned Agent (or Resigned Security Agent) as the agent of other Syndicate Members under this Contract shall be immediately terminated and the Successor Agent (or Successor Security Agent) shall undertake any further right and obligation as the agent of other Syndicate Members under this Contract from the date on which the resignation of the Resigned Agent (or Resigned Security Agent) and the appointment of the Successor Agent (or Successor Security Agent) take effect.

5.

The Resigned Agent (or Resigned Security Agent) shall, within ten (10) Business Days upon receipt of the notice of succession from the Successor Agent (or Successor Security Agent), provide documents, records and necessary assistance as may be reasonably required by the Successor Agent (or Successor Security Agent) to exercise its rights and perform its obligations under this Contract.

6.

Majority Lenders may notify the Agent or Security Agent to resign in accordance with paragraph 1 above; the Agent or Security Agent shall, upon receipt of such notice, resign in accordance with this Article. Otherwise, Majority Lenders may decide to replace the Agent or Security Agent.

16.10	Deduction by the Agent or Security Agent

In case of any arrearage unpaid by any Syndicate Member to the Agent or Security Agent, the Agent or Security Agent, after notifying such Syndicate Member, may deduct the amount not exceeding such arrearage from any payment paid by the

Syndicate Member to repay the arrearage in accordance with this Contract. Such deductions shall be deemed to have been received by the Syndicate Member.

16.11	Other business

Each Syndicate Member (including its branch) may accept deposits from the Borrowers, make other loans to the Borrowers or conduct any other kind of banking business.

16.12	Dealings with Lenders

Unless otherwise notified by the Relevant Lenders in accordance with this Contract, the Agent and Security Agent may consider that the Lender is entitled to receive payments in accordance with this Contract and act through its Managing Bank.

XVII	Expense and Indemnity

If the parties have signed a Fee Letter with the Related Parties regarding the transactions hereunder and the following provisions of this Contract are inconsistent with those in the Fee Letter, the one set forth in the Fee Letter shall prevail.

17.1	Syndicate Costs
1.

All reasonable costs and expenses incurred by the Syndicate Member concerning the negotiation, preparation, execution, drafting, amendment and Immunity of the Finance Documents shall be borne by the Borrowers, including but not limited to legal, assessment, audit, insurance, financing interruption costs and other reasonable costs and expenses incurred by loans.

2.

All costs and expenses incurred by any Syndicate Member in enforcing or maintaining its rights under the Finance Documents in any jurisdiction shall be borne by the Borrower, including but not limited to legal, assessment, auction and other reasonable costs. Fees of litigation or arbitration and enforcement, and fees charged by the real property registration authority shall be borne by both the Borrower and the Syndicate Member. The appraisal fees for the charged property shall be borne by the Syndicate Member.

17.2	Compensation for Damage

The Borrowers shall, within five (5) Business Days upon receipt of the request from any Syndicate Member, indemnify such Syndicate Member for any loss suffered or incurred by such Syndicate Member, excluding penalty interest, due to the Borrowers' violation of its obligations hereunder (including but not limited to any of the following):

(1)	the Borrowers have not paid off any of the payments before the Maturity Date;
(2)	the Borrowers have paid off any of the payments on the day beyond the Maturity Date;

(3)	any Event of Default or potential Event of Default occurs;
(4)	any Loans are not fully withdrawn on time because of the Borrowers;
(5)	the Borrowers violate this Contract to cancel the Commitment of any Lender;
(6)	the information and materials provided by the Borrowers are not accurate; and / or
(7)	any query, investigation, subpoena (or similar order) or litigation with respect to the Borrowers or with respect to the transactions contemplated or financed under this Contract.

The Borrowers shall promptly indemnify the Agent and Security Agent for any costs, losses or liabilities incurred as a result of:

(1)	investigating any event which it reasonably considers to be a breach of contract; or
(2)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised.
17.3	Monetary Compensation

If any payment made by the Borrowers under this Contract is not made in the currency payable (“Contract Currency”) as expressly agreed herein, but in any currency other than the contract currency (“Payment Currency”), and if the amount is less than the amount that should be received by such Syndicate Member after Syndicate Member converts the Payment Currency into the Contract Currency at the market exchange rate, the Borrowers shall indemnify the Syndicate Member for the shortage and relevant exchange expenses incurred by such Syndicate Member.

17.4	Calculation Basis

Any Syndicate Member who prepares to make a request in accordance with Article 17.2 (Syndicate Costs), Article 17.3 (Compensation for Damage) and / or Article 17.4 (Monetary Compensation) hereof shall notify the Agent and provide reasonable and detailed calculation basis for such request; the Agent shall promptly notify the Borrower upon receipt of such request.

17.5	Exemption from Compensation

The Borrower shall not be liable to any Syndicate Member in accordance with Article 17.2 (Syndicate Costs), Article 17.3 (Compensation for Damage) and / or Article 17.4 (Monetary Compensation)hereof under the following circumstances:

1.	liability arising from gross negligence, fault or willful misconduct of the Syndicate Member; and / or

2.	the Borrowers have made compensation to the Syndicate Member in accordance with other terms of this Contract.
XVIII	Transfer
18.1	Transfer by the Borrowers

Borrowers shall not transfer all or any of their rights or obligations under this Contract.

18.2	Transfer by the Lenders
1.

Any Lender (the “Transferer”) that intends to transfer all or any of its rights and / or obligations under this Contract to one or more financial institutions (the “Transferee”) shall give prior notice (“Transfer Notice”) to the Borrower and Agent at least sixty (60) business days in advance.

2.

Notwithstanding the above provisions, if the national statutes and regulations or regulatory authorities have other provisions on syndicated loans, the Lenders shall abide by such provisions when making the transfer.

18.3	Entry into Force of Transfer

The transfer made by the Lenders in accordance with Article 18.2 (Transfer by the Lenders) shall take effect on the Transfer Date recorded on the transfer certificate after the Transferer, the Transferee and the Agent have executed the transfer certificate fully completed in accordance with the form and content of Exhibit III (Form of Transfer Certificate) to this contract. The Agent shall not refuse or delay the signing of the transfer certificate.

18.4	Binding Force of Transfer

Any transfer made and completed in accordance with Article 18 (Transfer) hereof shall be binding on the parties to this contract.

18.5	Consequences of Transfer

As of the effective date of the transfer, the Transferee shall formally become a Lender, within the scope of the subject matter of the transfer specified in the transfer certificate:

1.	The Transferer shall no longer enjoy and assume all rights and obligations relating to the subject matter of the transfer under this contract; and
2.	The Transferee shall enjoy and assume all rights and obligations relating to the subject matter of the transfer under this contract.
18.6	Exemption of the Transferer

The Transferer shall not bear any responsibility to the Transferee for any of the following matters:

1.	the valid signature, authenticity, accuracy, completeness, legality, validity or enforceability of this contract or any other document relating to this contract;
2.	whether the payables under this contract can be received; and
3.	The truthfulness, accuracy and completeness of the factual representations made by any other party in this contract or to any person in respect of this contract.
18.7	Further Exemption of the Transferer

The Transferer shall be under no obligation to:

1.	repurchase from any Transferee any rights and obligations that the Transferer has transferred to the Transferee in accordance with Article 18.2 (Transfer by the Lenders).
2.	compensate any loss suffered by the Transferee as a result of the failure of the Borrowers or any other Syndicate Member to perform any of its obligations under this contract.
18.8	Bookkeeping and Archiving

The Agent shall keep the list of the parties to this contract, be responsible for the transfer registration, record the previous transfers of syndicated loans, and promptly notify other parties to this contract after the transfer occurs.

18.9	Change Managing Bank

Any Lender may change its Managing Bank after notifying the Borrowers and the Agent at least five (5) Business Days in advance.

XIX.	Relationship Between the Rights and Obligations of Syndicate Members
19.1	Independence of Obligations

The obligations of Syndicate Members under this contract are independent of each other. If any Syndicate Member fails to perform its obligations under this contract, it shall not affect or exempt any other Syndicate Member from performing its respective obligations under this contract. No Syndicate Member shall bear any responsibility for the obligations of any other Syndicate Member under this contract.

19.2	Independence of Rights

The rights of the Syndicate Member under this contract are independent of each other. Any debt incurred by either party under this contract to any Syndicate Member from time to time is a separate debt. Unless otherwise stipulated in this contract, each Syndicate Member shall be entitled with the right to exercise its rights under this contract separately. No Syndicate Member shall fail to perform any of its obligations under this contract on the grounds of independence of rights.

XX.	Confidentiality Obligations
20.1	Scope of Confidentiality

The parties to this contract shall have an obligation to keep confidential any information marked as confidential provided to them by other parties in accordance with this contract. However, the parties shall be entitled with the right to the right to disclose such information under the following circumstances:

1.	Such information is already known to the public (but not because of a breach of this Article by the Syndicate Member);
2.	Such information is disclosed in any litigation, arbitration or administrative proceedings, judicial or administrative enforcement proceedings or other proceedings of a similar nature;
3.	Such information is disclosed in accordance with the requirements of any statutes and regulations and within the scope required by such statutes and regulations;
4.	Such information is disclosed in accordance with the listing and trading rules of the stock exchange where it is listed;
5.	Such information is disclosed to any government, financial, tax or other administrative authority within limits required by such institutions;
6.

Such information is disclosed to the disclosing party's directors, managers, employees or professional advisers (including but not limited to lawyers, auditors, etc.), provided that the disclosed party has undertaken to comply with the confidentiality obligations set out in this Article to the Syndicate Member;

7.	Such information is disclosed within the permitted scope of Article 20.2 (Other Disclosures);
8.	Such information is disclosed by each Syndicate Member to the relevant rating agencies in the loan debt securitisation transaction; and/or
9.	Such information is disclosed with the consent of the confidential information provider.
20.2	Other Disclosures

Any Syndicate Member may disclose the following information to any person who may or has entered into any transfer or indirect sub-loan agreement under Article 18 (Transfer) with the Syndicate Member:

1.	A copy of this Contract; and/or
2.	any information that the Syndicate Member has obtained about the Borrowers, this contract and the transactions under this contract.

However, the disclosed party must, before receiving any such information, undertake to the Syndicate Member to comply with the confidentiality obligations set out in Article 20 (Confidentiality Obligations).

20.3	Replacement

The Articles 20.1 (Scope of Confidentiality) and 20.2 (Other Disclosures) hereof supersede any confidentiality undertaking made by any Syndicate Member with respect to the Borrowers, this contract and the transactions under this contract before becoming a party to this contract.

20.4	Information Collection

The Borrowers agree and irrevocably authorise the following: The Syndicate Member shall, on the premise that it does not violate the prohibitive provisions of the regulations on the Administration of Credit Industry and relevant statutes and regulations, and in accordance with the collection requirements of the basic financial credit information database established by the state, be entitled with the right to provide information about all contracts/agreements/commitments signed between the Borrowers and the Syndicate Member, including the performance information related to all the above-mentioned contracts/agreements/commitments, and the basic enterprise information and other information provided by the Borrowers, to the basic database of financial credit information established by the state for inquiry and use by units qualified for inquiry. Meanwhile, the Syndicate Member shall also be entitled with the right to inquire and use the credit information about the Borrowers that have been entered into the basic database of financial credit information established by the state. This authorisation covers all aspects of the necessary management of the business under this contract by the Syndicate Member before and after the signing of this contract, and the period of validity expires with the actual termination of this contract.

XXI.	Amendment and Immunity
21.1	Application and Consent for Amendment or Immunity
1.

After the Borrowers have submitted an application for amendment and immunity of the terms of this contract, the Agent shall review the written application submitted by the Borrowers and examine whether the Borrowers have provided the necessary information (such as cash flow forecasts and financial statements, etc.) for the decision-making of each Lender in accordance with the requirements stipulated in this contract. After receiving the above-mentioned documents, the Agent shall promptly notify each Lender to ask for a vote.

2.

If any Lender proposes any amendment to the terms of this contract, it shall first notify the Agent, and after receiving the notice, the Agent shall promptly notify other Lenders to ask for a vote. If the voting matters put forward by the Lenders involve the Borrowers and any Guarantor, the Agent shall also send a copy of the notice to the Borrowers and the Guarantors, and negotiate with the Borrowers to amend the terms of the contract on behalf of the syndicate in accordance with the relevant provisions of this contract.

3.

For the amendment or immunity proposed by the Borrowers or any Lender, the Agent shall determine whether the matter requires the consent of the Majority Lenders or the consent of all Lenders in accordance with the relevant provisions of this contract. If there is no explicit agreement in this contract, or if there is a dispute between the Lenders and the Borrowers, the consent of all Lenders shall be required.

4.

After receiving the application for amendment or immunity from the Borrowers or any Lender, the Agent shall complete the voting procedure in accordance with Article 16.7 (Syndicate Meeting) of this contract, and promptly notify each Lender, Borrower and relevant Guarantors of the final valid voting result.

21.2	Written Amendment

Any amendment to any of the provisions of this contract shall be made in writing and shall enter into force after it has been signed by the parties to this contract.

21.3	Consent of the Agent

Amendments to the terms relating to any of the following matters shall be subject to the consent of the Agent:

1.	Article 8 (Payment Provisions), Article 16 (Relationship Among the Syndicate Members) or Article 21 (Amendment and Immunity) and/or
2.	Amendment or waiver of any rights of the Agent under the Finance Documents or any other obligations of the Agent.
XXII.	Notices
22.1	Through the Agent

All communications between the Borrowers and any Syndicate Member relating to this contract shall be carried out through the Agent.

22.2	Notification Mode

Any notice, request or other documents sent by either party to any other party shall be sent to the contact address or telex number or fax number or e-mail specified by the recipient at any time in writing and the contact person shall be indicated (if any). The initial contact address, telex number, fax number, e-mail and contact person (if any) specified by the parties shall be listed on the signature page of this contract.

Either party to this contract shall confirm that the contact information originally designated by the parties on the signature page of this contract or subsequently changed in accordance with this contract is the address for the service of the litigation or arbitration documents involved in the dispute under this contract, and shall bear the legal consequences arising therefrom.

22.3	Service of Notices

Any communication between the parties to this contract shall be deemed to have been received by the recipient if the following conditions are satisfied:

1.	At the time of actual delivery if delivered by a special person;
2.	Upon completion of the transmission and receipt of the correct reply number or fax report if transmitted by telex or fax;
3.	Upon receipt of clear text if sent by e-mail;
4.

Five (5) Business Days after the letter is sent to the above notice address or after the letter is delivered to the post office in a fully postage-paid envelope with the above notice address if mailed by letter;

5.	If the above address expressly indicates that the notices should be served on that department or staff member, the notices shall be served on that department or staff member.

Notwithstanding the foregoing provisions of this Article, any communication or document made or delivered in accordance with this Article shall be deemed to be effective on the next Business Day if it is received after 17:00 (Beijing time) on the day of receipt at the place where the communication or document is received.

22.4	Address Change

Any party to this contract shall notify the Agent of such changes promptly when changing the contact address, telex number, fax number and e-mail. Upon receipt of such notice of change, the Agent shall immediately notify the other parties to this contract.

22.5	Language of Notices

The notices under this contract shall be made in Chinese.

XXIII.	Proof of Debts

Any Syndicate Member shall, in accordance with its business practices, record in its account books the accounts and records relating to this contract. If there is no apparent error, the Borrowers' debt to the Syndicate Member under this contract shall be subject to the records in the accounting vouchers issued by the Syndicate Member in accordance with its business practices.

XXIV.	Accumulation of Rights and Independence of Terms

24.1	Accumulation of Rights

The failure or delay of any Syndicate Member to exercise any of its rights under this contract shall not be deemed to be a waiver of such rights. The individual or partial exercise of any such rights by any Syndicate Member shall not preclude the subsequent or further exercise of such rights or any other rights by such Syndicate Member. The rights and remedies stipulated in this contract are cumulative, and any other rights or remedies conferred on any Syndicate Member by statutes and regulations shall not be excluded.

24.2	Independence of Terms

If any provision of this contract becomes illegal, invalid or unenforceable at any time, the legality, validity or enforceability of the other provisions of this contract shall not be affected or derogated.

XXV.	Contract Text
25.1	Language

This contract shall be drafted and executed in Chinese.

25.2	Original

The original of this contract shall be in sixteen (16) copies, of which the Agent and the Security Agent shall hold eight (8) copies, other Syndicate Members and Borrowers each shall hold two (2) copies, and two (2) copies shall be used for registration. Each copy shall be equally authentic.

XXVI.	Applicable Law and Dispute Resolution
26.1	Applicable Law

This contract shall be governed by and construed in accordance with Chinese law.

26.2	Dispute Resolution

Any dispute arising out of or in connection with this contract shall be settled amicably through negotiation by all parties within thirty (30) Business Days after receipt of written notice from any other party. If no agreement can be reached within that time limit, either party shall be entitled with the right to choose to refer the dispute to the people's court of the place where the Lead Manager is registered for settlement through litigation.

26.3	Waiver of Immunities

The Borrowers hereby irrevocably waives immunity from any action or judicial proceedings enjoyed or may be enjoyed by the Borrowers or their assets in any jurisdiction.

XXVII.	Entry into Force

This contract shall take effect from the date on which the legal representative / responsible person or authorised signatures of each party signs and affixes the company seal or the special seal of the contract (“Effective Date”).

Exhibit I        Initial Commitments of Lenders

Initial Lenders	Initial Commitment

Shanghai Pudong Development Bank Co., Ltd., Zhenjiang Branch (上海浦东发展银行股份有限公司镇江分行)	RMB 900,000,000

China Merchants Bank Co., Ltd., Zhenjiang Branch (招商银行股份有限公司镇江分行)	RMB 450,000,000

China Minsheng Banking Corp., Ltd Shanghai Pilot Free Trade Zone Branch (中国民生银行股份有限公司上海自贸试验区分行)	RMB 450,000,000

Signature Pages

Borrowers

TAL Education Technology (Jiangsu) Co., Ltd.

Address: [***]

Telephone: [***]

Contact: [***]

Legal Representative (or Authorized Signatory)

/s/ Authorized Signatory	/stamp/

Name:	Official Seal/Contract Seal

Position:

Borrower

Beijing Xueersi Education Technology Co., Ltd.

Address: [***]

Telephone: [***]

Contact: [***]

Legal Representative (or Authorized Signatory)

/s/ Authorized Signatory	/stamp/

Name:	Official Seal/Contract Seal

Position:

Lead Manager

Shanghai Pudong Development Bank Co., Ltd., Zhenjiang Branch

Address: [***]

Postcode: [***]

Telephone: [***]

Facsmile: [***]

Contact: [***]

Email: [***]

Legal Representative (or Authorized Signatory)

/s/ Authorized Signatory	/stamp/

Name:	Official Seal/Contract Seal

Position:

Agent

Shanghai Pudong Development Bank Co., Ltd., Zhenjiang Branch

Address: [***]

Postcode: [***]

Telephone: [***]

Facsmile: [***]

Contact: [***]

Email: [***]

Legal Representative (or Authorized Signatory)

/s/ Authorized Signatory	/stamp/

Name:	Official Seal/Contract Seal

Position:

Security Agent

Shanghai Pudong Development Bank Co., Ltd., Zhenjiang Branch

Address: [***]

Postcode: [***]

Telephone: [***]

Facsmile: [***]

Contact: [***]

Email: [***]

Legal Representative (or Authorized Signatory)

/s/ Authorized Signatory	/stamp/

Name:	Official Seal/Contract Seal

Position:

Lender

Shanghai Pudong Development Bank Co., Ltd., Zhenjiang Branch

Address: [***]

Postcode: [***]

Telephone: [***]

Facsmile: [***]

Contact: [***]

Email: [***]

Legal Representative (or Authorized Signatory)

/s/ Authorized Signatory	/stamp/

Name:	Official Seal/Contract Seal

Position:

Lender

China Merchants Bank, Zhenjiang Branch

Address: [***]

Postcode: [***]

Telephone: [***]

Facsmile: [***]

Contact: [***]

Email: [***]

Legal Representative (or Authorized Signatory)

/s/ Authorized Signatory	/stamp/

Name:	Official Seal/Contract Seal

Position:

Lender

China Minsheng Banking Corp, Shanghai Pilot Free Trade Zone Branch

Address: [***]

Postcode: [***]

Telephone: [***]

Facsmile: [***]

Contact: [***]

Email: [***]

Legal Representative (or Authorized Signatory)

/s/ Authorized Signatory	/stamp/

Name:	Official Seal/Contract Seal

Position: